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                                                                    EXHIBIT 99.1

                        CHILDTIME LEARNING CENTERS, INC.
                         2003 EQUITY COMPENSATION PLAN

     1.  Definitions:  As used herein, the following definitions shall apply:

          (a) "Award" shall mean any stock option, stock appreciation right, restricted stock, restricted stock unit, performance share award or other stock-based award granted under the Plan.

          (b) "Committee" shall mean a committee consisting of two or more members of the Board of Directors of the Corporation, each of whom (1) shall be an "outside director" as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "CODE"), and the Treasury Regulations thereunder, and (2) may be a "non-employee director" as defined under Rule 16b-3 of the Rules and Regulations under the Securities Exchange Act of 1934, as amended, or any similar or successor provision, as appointed by the Board of Directors of the Corporation to administer the Plan.

          (c) "Corporation" shall mean Childtime Learning Centers, Inc., a Michigan corporation, or any successor thereof.

          (d) "Discretion" shall mean in the sole discretion of the Committee, with no requirement whatsoever that the Committee follow past practices, act in a manner consistent with past practices, or treat a Participant (as hereinafter defined) in a manner consistent with the treatment afforded other Participants with respect to the Plan.

          (e) "Incentive Option" shall mean an option to purchase Common Stock of the Corporation which meets the requirements set forth in the Plan and also meets the definition of an incentive stock option set forth in Section 422 of the Code.

          (f) "Nonqualified Option" shall mean an option to purchase Common Stock of the Corporation which meets the requirements set forth in the Plan but does not meet the definition of an incentive stock option set forth in
     Section 422 of the Code.

          (g) "Other stock-based award" shall mean any right granted under Paragraph 20 of the Plan.

          (h) "Participant" shall mean any individual or class of individual designated by the Committee under Paragraph 6 for participation in the Plan who is or becomes (i) a key employee (including an officer or director who is also a key employee) of the Corporation or any Subsidiary, (ii) a director who is not an employee of the Corporation or any Subsidiary (hereinafter sometimes referred to as an "outside director"), and (iii) a consultant or advisor of the Corporation or any Subsidiary.

          (i) "Performance share" shall mean a grant of Common Stock of the Corporation upon the attainment of one or more performance goals during a performance period established by the Committee, as provided in Paragraph 19.

          (j) "Plan" shall mean this Childtime Learning Centers, Inc. 2003 Equity Compensation Plan.

          (k) "Restricted stock" shall mean a grant of Common Stock of the Corporation which is subject to restrictions against transfer, forfeiture and such other terms and conditions determined by the Committee, as provided in Paragraph 18.

          (l) "Restricted stock unit" shall mean a grant of a right to obtain the value of a share of Common Stock of the Corporation which is subject to restrictions against transfer, forfeiture and such other terms and conditions determined by the Committee, as provided in Paragraph 18.

          (m) "Stock appreciation right" shall mean a right to receive the appreciation in value, or a portion of the appreciation in value, of a specified number of shares of the Common Stock of the Corporation, as provided in Paragraph 12.

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          (n) "Subsidiary" shall mean any corporation, limited liability company, partnership or any other entity in which the Corporation owns, directly or indirectly, stock or other ownership interest therein, possessing more than twenty-five percent (25%) of the combined voting power of all classes of stock or other ownership interest.

     2. Purpose of Plan: The purpose of the Plan is to provide key employees (including officers and directors who are also key employees), outside directors, consultants and advisors of the Corporation and its Subsidiaries with incentives to make significant and extraordinary contributions to the long-term performance and growth of the Corporation and its Subsidiaries, to join the interests of key employees, outside directors, consultants and advisors with the interests of the shareholders of the Corporation, and to facilitate attracting and retaining key employees, outside directors, consultants and advisors with exceptional abilities.

     3. Administration: The Plan shall be administered by the Committee. Subject to the provisions of the Plan, the Committee shall determine, from those who are or become eligible to be Participants under the Plan, the persons or class of persons to be granted Awards, the type of Awards and the amount or maximum amount of stock or rights covered by Awards to be granted to each such person or class of person, and the terms and conditions of any Awards. Subject to the provisions of the Plan, the Committee is authorized to interpret the Plan, to promulgate, amend and rescind rules and regulations relating to the Plan and to make all other determinations necessary or advisable for its administration. Interpretation and construction of any provision of the Plan by the Committee shall, unless otherwise determined by the Board of Directors of the Corporation, be final and conclusive. A majority of the Committee shall constitute a quorum, and the acts approved by a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by a majority of the Committee, shall be the acts of the Committee.

     4. Indemnification of Committee Members: In addition to such other rights of indemnification as they may have, the members of the Committee shall be indemnified by the Corporation against the reasonable expenses, including attorneys' fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Award granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by the Board of Directors of the Corporation) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be determined in such action, suit or proceeding that such Committee member has acted in bad faith; provided, however, that within sixty (60) days after receipt of notice of institution of any such action, suit or proceeding, a Committee member shall offer the Corporation in writing the opportunity, at its own cost, to handle and defend the same.

     5. Maximum Number of Shares Subject to Plan: The maximum number of shares of stock which may be issued pursuant to Awards granted under the Plan or with respect to which Awards may be granted under the Plan shall not exceed in the aggregate 1,500,000 shares of Common Stock of the Corporation (subject to adjustments as provided in this Paragraph 5). Any shares that are delivered by the Corporation, and any awards or grants that are made by, or become obligations of, the Corporation through the assumption by the Corporation or a Subsidiary of, or in substitution for, outstanding awards or grants previously made by an acquired company, shall not be counted against the number of shares available under the Plan. Consistent with the purpose of the Plan and with a view to avoiding over or under counting, the Committee shall, in its Discretion, determine the number of shares to charge against the shares remaining available under the Plan as a result of the grant or settlement of Awards made under the Plan. If any shares covered by an Award or to which an Award relates are forfeited, or if an Award otherwise terminates without the delivery of shares or of other consideration, then the shares covered by such Award, or to which such Award relates, or the number of shares otherwise counted against the aggregate number of shares available under the Plan with respect to such Award, to the extent of any such forfeiture or termination, shall again be, or shall become, available for granting Awards under the Plan.

     The maximum number of shares with respect to which Awards may be granted to any Participant during the term of the Plan shall not exceed 1,500,000 shares of Common Stock of the Corporation (subject to adjustments as provided in this Paragraph 5). All shares with respect to which an Award is granted shall be

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counted for purposes of this per-person share limitation, regardless of whether the Participant did not realize the benefit of the Award as a result of forfeiture, cancellation, expiration, termination or other event. If a stock option or a stock appreciation right is modified after grant to reduce its exercise price or grant value, the modified stock option or stock appreciation right shall be treated as a newly granted stock option or stock appreciation right for purposes of this per-person share limitation, with the shares covered by both the original and the modified grant counting against the number of available shares under this per-person limitation.

     The number of shares with respect to each outstanding Award, the option price with respect to outstanding stock options, the grant value with respect to outstanding stock appreciation rights, the aggregate number of shares available at any time under the Plan, and the maximum number of shares with respect to which Awards may be made to an individual Participant during the term of the Plan shall be subject to such adjustment as the Committee, in its Discretion, deems appropriate to reflect such events as stock dividends, stock splits, recapitalizations, mergers, consolidations or reorganizations of or by the Corporation; provided, however, that no fractional shares shall be issued pursuant to the Plan, no Awards may be granted under the Plan with respect to fractional shares, and any fractional shares resulting from such adjustments shall be eliminated from any outstanding Award.

     6. Participants: The Committee shall determine and designate from time to time, in its Discretion, those individuals who are or who become key employees (including officers and directors who are also key employees), outside directors, consultants or advisors of the Corporation or any Subsidiary to receive Awards who, in the judgment of the Committee, are or will become responsible for the direction and financial success of the Corporation or any Subsidiary. Subject to the provisions of the Plan, the Committee may authorize in advance the grant of Awards to individuals or classes of individuals who are not at the time of Committee authorization, but who subsequently become, key employees, outside directors, consultants or advisors of the Corporation or any Subsidiary; provided, however, that (i) for all purposes of the Plan, the date of grant of any Award made to an individual pursuant to such authorization shall be no earlier than the date on which such individual becomes an employee, outside director, consultant or advisor of the Corporation or any Subsidiary, and (ii) such authorization shall prescribe the principal terms or range of terms of the Awards that may be made to such individuals or classes of individuals including, without limitation, the type or types of Awards and the number or maximum number of shares to be covered by such Awards.

     7. Written Agreement: Each Award granted under the Plan shall be evidenced by a written agreement between the Corporation and the Participant which shall contain such provisions as may be approved by the Committee. Such agreements shall constitute binding contracts between the Corporation and the Participant, and every Participant, upon acceptance of such agreement, shall be bound by the terms and restrictions of the Plan and of such agreement. The terms of each such agreement shall be in accordance with the Plan, but the agreements may include such additional provisions and restrictions determined by the Committee, provided that such additional provisions and restrictions do not violate the terms of the Plan.

     8. Allotment of Shares: Subject to the terms of the Plan, the Committee shall determine and fix, in its Discretion, the number or maximum number of shares with respect to which each Participant may be granted Awards; provided, however, that no Incentive Option may be granted under the Plan to any one Participant which would result in the aggregate fair market value, determined as of the date the option is granted, of underlying stock with respect to which Incentive Options are exercisable for the first time by such Participant during any calendar year under any plan maintained by the Corporation (or any parent or Subsidiary of the Corporation) exceeding $100,000.

     9. Stock Options: Subject to the terms of the Plan, the Committee, in its Discretion, may grant to Participants either Incentive Options, Nonqualified Options or any combination thereof; provided, however, that an Incentive Option may only be granted to an employee of the Corporation or a Subsidiary, and in the case of a Subsidiary only if (i) the Subsidiary is treated as a disregarded entity owned by the Corporation, or (ii) the Subsidiary is a corporation (or is treated as a disregarded entity owned by a corporation) fifty percent or more of the combined voting power of all classes of stock of which is owned, directly or indirectly, by the Corporation. Each option granted under the Plan shall designate the number of shares covered thereby, if any,

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with respect to which the option is an Incentive Option, and the number of shares covered thereby, if any, with respect to which the option is a Nonqualified Option.

     10. Stock Option Price: Subject to the rules set forth in this Paragraph 10, the Committee, in its Discretion, shall establish the price per share for which the shares covered by the option may be purchased. With respect to an Incentive Option, such option price shall not be less than 100% of the fair market value of the stock on the date on which such option is granted; provided, however, that with respect to an Incentive Option granted to a Participant who at the time of the grant owns (after applying the attribution rules of Section 424(d) of the Code) more than 10% of the total combined voting stock of the Corporation or of any parent or Subsidiary, the option price shall not be less than 110% of the fair market value of the stock on the date such option is granted. With respect to a Nonqualified Option, the option price shall not be less than 50% of the fair market value of the stock on the date such option is granted. Fair market value of a share shall be determined by the Committee and may be determined by taking the mean between the highest and lowest quoted selling prices of the Corporation's stock on any exchange or other market on which the shares of Common Stock of the Corporation shall be traded on such date or, if there are no sales on such date, on the next preceding or following day on which there are sales. The option price shall be subject to adjustment in accordance with the provisions of Paragraph 5 of the Plan.

     11. Payment of Stock Option Price: At the time of the exercise in whole or in part of any stock option granted hereunder, payment of the option price in full in cash or, with the consent of the Committee, in Common Stock of the Corporation or by a promissory note payable to the order of the Corporation which is acceptable to the Committee, shall be made by the Participant for all shares so purchased. Such payment may, with the consent of the Committee, also consist of a cash down payment and delivery of such a promissory note in the amount of the unpaid exercise price. In the Discretion of, and subject to such conditions as may be established by, the Committee, payment of the option price may also be made by the Corporation retaining from the shares to be delivered upon exercise of the stock option that number of shares having a fair market value on the date of exercise equal to the option price of the number of shares with respect to which the Participant exercises the option. In the Discretion of the Committee, a Participant may exercise an option, if then exercisable, in whole or in part, by delivery to the Corporation of written notice of the exercise in such form as the Committee may prescribe, accompanied by irrevocable instructions to a stock broker to promptly deliver to the Corporation full payment for the shares with respect to which the option is exercised from the proceeds of the stock broker's sale of or loan against some or all of the shares (a "Regulation T Stock Option Exercise"). In the event the Corporation then has in effect a stock repurchase program, in its Discretion and subject to such terms and conditions as it may impose, the Committee may permit a Participant to exercise an option and pay the option price by delivering to the Corporation a written notice of exercise which includes a request that the Corporation repurchase (and retain the repurchase price of) that number of the option shares having a fair market value on the date of exercise equal to the option price of the number of shares with respect to which the Participant exercises the option. Such payment may also be made in such other manner as the Committee determines is appropriate, in its Discretion. No Participant shall have any of the rights of a shareholder of the Corporation under any stock option until the actual issuance of shares to said Participant, and prior to such issuance no adjustment shall be made for dividends, distributions or other rights in respect of such shares, except as provided in Paragraph 5.

     12. Stock Appreciation Rights: Subject to the terms of the Plan, the Committee may grant stock appreciation rights to Participants either in conjunction with, or independently of, any stock options granted under the Plan. A stock appreciation right granted in conjunction with a stock option may be an alternative right wherein the exercise of the stock option terminates the stock appreciation right to the extent of the number of shares purchased upon exercise of the stock option and, correspondingly, the exercise of the stock appreciation right terminates the stock option to the extent of the number of shares with respect to which the stock appreciation right is exercised. Alternatively, a stock appreciation right granted in conjunction with a stock option may be an additional right wherein both the stock appreciation right and the stock option may be exercised. A stock appreciation right may not be granted in conjunction with an Incentive Option under

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circumstances in which the exercise of the stock appreciation right affects the right to exercise the Incentive Option or vice versa, unless the stock appreciation right, by its terms, meets all of the following requirements:

          (a) the stock appreciation right will expire no later than the Incentive Option;

          (b) the stock appreciation right may be for no more than the difference between the option price of the Incentive Option and the fair market value of the shares subject to the Incentive Option at the time the stock appreciation right is exercised;

          (c) the stock appreciation right is transferable only when the Incentive Option is transferable, and under the same conditions;

          (d) the stock appreciation right may be exercised only when the Incentive Option is eligible to be exercised; and

          (e) the stock appreciation right may be exercised only when the fair market value of the shares subject to the Incentive Option exceeds the option price of the Incentive Option.

     Upon exercise of a stock appreciation right, a Participant shall be entitled to receive, without payment to the Corporation (except for applicable withholding taxes), an amount equal to the excess of or, in the Discretion of the Committee, a portion of the excess of (i) the then aggregate fair market value of the number of shares with respect to which the Participant exercises the stock appreciation right, over (ii) the aggregate fair market value of such number of shares at the time the stock appreciation right was granted. This amount shall be payable by the Corporation, in the Discretion of the Committee, in cash, in shares of Common Stock of the Corporation, in other property or any combination thereof.

     13.  Granting and Exercise of Stock Options and Stock Appreciation
Rights: Subject to the provisions of this Paragraph 13, each stock option and stock appreciation right granted hereunder shall be exercisable at any such time or times or in any such installments as may be determined by the Committee; provided, however, that the aggregate fair market value (determined at the time the option is granted) of the stock with respect to which Incentive Options are exercisable for the first time by a Participant during any calendar year shall not exceed $100,000. A Participant may exercise a stock option or stock appreciation right, if then exercisable, in whole or in part, by delivery to the Corporation of written notice of the exercise, in such form as the Committee may prescribe, accompanied, in the case of a stock option, by payment for the shares with respect to which the stock option is exercised as provided in Paragraph 12 (unless the Committee, in its Discretion, permits a cashless form of option exercise permitted by Paragraph 12). Except as provided in Paragraph 17, stock options and stock appreciation rights may be exercised only while the Participant is an employee, outside director, consultant or advisor, as the case may be, of the Corporation or a Subsidiary. Successive stock options and stock appreciation rights may be granted to the same Participant, whether or not the stock option(s) and stock appreciation right(s) previously granted to such Participant remain unexercised. A Participant may exercise a stock option or stock appreciation right, if then exercisable, notwithstanding that stock options and stock appreciation rights previously granted to such Participant remain unexercised.

     14.  Non-transferability of Stock Options and Stock Appreciation
Rights: No stock option or stock appreciation right granted under the Plan to a Participant shall be transferable by such Participant otherwise than by will, or by the laws of descent and distribution, and stock options and stock appreciation rights shall be exercisable, during the lifetime of the Participant, only by the Participant. Notwithstanding the foregoing, in its Discretion and subject to such terms and conditions as it may prescribe, the Committee may permit a Participant to transfer a Nonqualified Option or a related or independently granted stock appreciation right.

     15. Term of Stock Options and Stock Appreciation Rights: If not sooner terminated, each stock option and stock appreciation right granted hereunder shall expire not more than ten (10) years from the date of the granting thereof; provided, however, that with respect to an Incentive Option granted to a Participant who, at the time of the grant, owns (after applying the attribution rules of Section 424(d) of the Code) more than 10% of the total combined voting stock of all classes of stock of the Corporation or any parent or Subsidiary, such option shall expire not more than five (5) years after the date of granting thereof.

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     16.  Continuation of Employment:  The Committee may require, in its
Discretion, that any Participant under the Plan to whom a stock option or a stock appreciation right shall be granted shall agree in writing as a condition of the granting of such stock option or stock appreciation right to remain an employee, consultant, advisor or outside director of the Corporation or a Subsidiary, as the case may be, for a designated minimum period from the date of the granting of such stock option or stock appreciation right as shall be fixed by the Committee, and the Committee may further require, in its Discretion, that any Participant agree in writing to comply with any confidentiality, non-solicitation, non-competition and non-disparagement provisions and covenants that the Committee may require as a condition precedent to the exercise of a stock option or a stock appreciation right.

     17. Termination of Employment: If the employment of an employee Participant terminates, if the consultancy or advisorship of a consultant or advisor Participant terminates, or if an outside director Participant ceases to be a director (hereinafter collectively referred to as a "termination of employment"), the Committee may, in its Discretion, permit the exercise of stock options and stock appreciation rights granted to such Participant (a) for a period not to exceed three months following such termination of employment (or one year following termination of employment on account of the Participant's death or permanent disability) with respect to Incentive Options or related stock appreciation rights, and (b) for a period not to extend beyond the expiration date with respect to Nonqualified Options or related or independently granted stock appreciation rights. In no event, however, shall a stock option or a stock appreciation right be exercisable subsequent to its expiration date. A stock option or stock appreciation right may only be exercised after a Participant's termination of employment to the extent exercisable on the date of termination of employment; provided, however, that if the termination of employment is due to the Participant's death, permanent disability or retirement at a retirement age permitted under the Corporation's or Subsidiary's retirement plan or policies, or if the termination of employment results from action by the Corporation or a Subsidiary without cause or from an agreement between the Corporation or a Subsidiary and the Participant (hereinafter collectively referred to as a "qualifying termination of employment"), the Committee, in its Discretion, may permit all or part of the stock options and stock appreciation rights granted to such Participant to thereupon become exercisable in full or in part. For purposes of this Paragraph 17 and any other provision of the Plan where the term is used, the Committee's definition of "cause" shall be final and conclusive.

     18. Restricted Stock or Restricted Stock Units: Subject to the terms of the Plan, the Committee may award Participants shares of restricted stock and/or the Committee may grant Participants restricted units with respect to a specified number of shares of stock. All shares of restricted stock and all restricted stock units granted to Participants under the Plan shall be subject to the following terms and conditions (and to such other terms and conditions prescribed by the Committee):

          (a) At the time of each award of restricted shares or restricted stock units, there shall be established for the shares or units a restricted period, which period may differ among Participants and may have different expiration dates with respect to portions of shares or units covered by the same award.

          (b) Shares of restricted stock or restricted stock units awarded to Participants may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered during the restricted period applicable to such shares or units. Except for such restrictions on transfer, a Participant may be provided all of the rights of a shareholder in respect of restricted shares including, but not limited to, the right to receive dividends on, and the right to vote, the shares. A Participant shall have no ownership interest in shares of stock with respect to which restricted stock units are granted; provided, however, that the Committee may, in its Discretion, permit payment to such Participant of dividend equivalents on such units equal to the amount of dividends, if any, which are paid on that number of shares with respect to which the restricted stock units are granted.

          (c) If there is a termination of employment of a Participant, all shares or units theretofore awarded to the Participant which are still subject to the restrictions imposed by Paragraph 18(b) shall upon such termination of employment be forfeited and transferred back to the Corporation, without payment of any consideration by the Corporation; provided, however, that in the event of a qualifying termination of

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     employment, the Committee may, in its Discretion, release some or all of the shares or units from the restrictions.

          (d) Shares of restricted stock granted under the Plan may be evidenced in such manner as the Committee may deem appropriate, including, without limitation, book-entry registration or issuance of stock certificates. If stock certificates are issued in respect of shares of restricted stock, such certificates shall be registered in the name of the Participant, deposited with the Corporation or its designee, together with a stock power endorsed in blank, and, in the Discretion of the Committee, a legend shall be placed upon such certificates reflecting that the shares represented thereby are subject to restrictions against transfer and forfeiture.

          (e) At the expiration of the restricted period applicable to restricted shares, the Corporation shall deliver to the Participant or the legal representative of the Participant's estate stock certificates for such shares. If stock certificates were previously issued for the shares and a legend has been placed on such certificates, the Corporation shall cause such certificates to be reissued without the legend.

          (f) At the expiration of the restricted period applicable to restricted stock units, the Corporation shall pay to the Participant an amount equal to the then fair market value of the shares. In the Discretion of the Committee, such amount may be paid in cash, stock, other property or any combination thereof. Moreover, in the Discretion of the Committee, such amount may be paid in a lump sum or in installments, currently upon expiration of the restricted period or on a deferred basis, with provision for the payment or crediting of a dividend equivalent or reasonable rate of interest on installment or deferred payments in the Discretion of the Committee.

In the case of events such as stock dividends, stock splits, recapitalizations, mergers, consolidations or reorganizations of or by the Corporation, any stock, securities or other property which a Participant receives or is entitled to receive by reason of his ownership of restricted shares shall, unless otherwise determined by the Committee, be subject to the same restrictions applicable to the restricted shares.

     19. Performance Shares: The Committee may grant to a Participant the right to obtain performance shares subject to the following terms and conditions:

          (a) The Participant's right to obtain performance shares shall be subject to attainment of one or more performance goals over a performance period prescribed by the Committee.

          (b) The performance goal applicable to an award to a Participant of the right to obtain performance shares shall be based upon free cash flow, cash flow return on investment, stock price, market share, sales, revenues, earnings per share, return on equity, total stockholder return, costs, net income, working capital turnover, inventory or receivable turnover and/or margins of the Corporation, a Subsidiary, or a division or unit thereof. The specific targets and other details of the performance goal shall be established by the Committee in its Discretion. A performance goal must, however, be objective so that a third party with knowledge of the relevant facts could determine whether the goal has been attained.

          (c) The performance goal applicable to an award to a Participant of the right to obtain performance shares shall be established by the Committee in writing at any time during the period beginning on the date of the award and ending on the earlier of (i) ninety (90) days after commencement of the performance period applicable to the award, or (ii) expiration of the first 25% of the performance period; provided, however, that there must be substantial uncertainty whether a performance goal will be attained at the time it is established by the Committee.

          (d) The performance goal established by the Committee must prescribe an objective formula or standard, that could be applied by a third party having knowledge of the relevant performance results, to compute the number of performance shares issuable to the Participant if the goal is attained.

          (e) Unless otherwise determined by the Committee in the case of a Participant who dies or becomes permanently disabled, performance shares shall be issued to a Participant only after (i) expiration of the performance period and attainment of the performance goal applicable to the award, and (ii) issuance of a written certification by the Committee (including approved minutes of the meeting
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     of the Committee at which the certification is made) that the performance goal and any other material terms of the award have been attained or satisfied.

          (f) No Participant shall have any of the rights of a shareholder of the Corporation in respect of the shares covered by a performance share award until the actual issuance of the shares to said Participant and, prior to such issuance, no adjustments shall be made for dividends, distributions or other rights in respect of such shares, except as provided in Paragraph 5.

          (g) In its Discretion and subject to such terms and conditions as it may impose, the Committee may permit a Participant to elect to defer receipt of performance shares to a time later than the time the shares otherwise would be issued to the Participant. In such event, the Committee may, in its Discretion, provide for the payment by the Corporation of an additional amount representing interest at a reasonable rate or the actual rate of return on one or more predetermined specific investments, as determined by the Committee.

          (h) In the Discretion of the Committee, in lieu of settling a performance share award by issuance of shares of Common Stock of the Corporation to a Participant, all or a portion of the award may be settled by payment of cash or other property to the Participant in an amount or having a value equal to the then value of the otherwise issuable shares; provided, however, that the amount of cash and the value of any other property paid to any Participant during any calendar year in settlement of a performance share award shall not exceed $1,000,000.

          (i) Unless otherwise determined by the Committee, performance shares or rights therein awarded to a Participant may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered by the Participant at any time before actual issuance of the shares to the Participant.

          (j) In its Discretion, the Committee may subject a performance share award to a Participant to any other terms or conditions not inconsistent with the foregoing, including, without limitation, a requirement that the Participant remain an employee of the Corporation or a Subsidiary (including at or above a specified salary grade), or that the Participant remain a consultant, advisor or outside director of the Corporation or a Subsidiary, for the entire performance period applicable to the award.

     Performance share awards under the Plan are intended to constitute qualified performance-based compensation for purposes of Section 162(m)(4)(C) of the Code and the Treasury Regulations thereunder, and the provisions of this Paragraph 19 (and the other provisions of the Plan relating to performance share awards) shall be interpreted and administered to effectuate that intent. Moreover, the Committee may revise or modify the requirements of this Paragraph 19 or the terms of outstanding performance share awards to the extent the Committee determines, in its Discretion, that such revision or modification is necessary for such awards to constitute qualified performance-based compensation.

     20. Other Stock-Based Awards: The Committee may grant to Participants such other awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of Common Stock of the Corporation as are deemed by the Committee, in its Discretion, to be consistent with the purposes of the Plan; provided, however, that such grants must comply with applicable law. Without limitation, the Committee may permit a Participant to make a current, outright purchase of shares of Common Stock of the Corporation, which shares may or may not be subject to any restrictions or conditions, for a price equal to, less than or greater than the then fair market value of the shares, with the price payable by the Participant in such form and manner and at such time as determined by the Committee in its Discretion.

     21. Investment purpose: If the Committee, in its Discretion, determines that as a matter of law such procedure is or may be desirable, it may require a Participant, upon any acquisition of stock hereunder and as a condition to the Corporation's obligation to deliver certificates representing such shares, to execute and deliver to the Corporation a written statement in form satisfactory to the Committee, representing and warranting that the Participant's acquisition of shares of stock shall be for such person's own account, for investment and not with a view to the resale or distribution thereof and that any subsequent offer for sale or sale of any such shares shall be made either pursuant to (a) a Registration Statement on an appropriate form under the Securities Act of 1933, as amended (the "Securities Act"), which Registration Statement has become effective and is current with respect to the shares being offered and sold, or (b) a specific exemption from the registration requirements of the Securities Act, but in claiming such exemption the Participant shall, prior to any offer for sale or sale of such shares, obtain a favorable written opinion from counsel for or approved by the Corporation as to the availability of such exemption. The Corporation may endorse an appropriate legend referring to the foregoing restriction upon the certificate or certificates representing any shares issued or transferred to the Participant under the Plan.

     22. Rights to Continued Employment: Nothing contained in the Plan or in any Award granted pursuant to the Plan, nor any action taken by the Committee hereunder, shall confer upon any Participant any right with respect to continuation of employment or service as an employee, consultant, advisor or outside director of the Corporation or a Subsidiary nor interfere in any way with the right of the Corporation or a Subsidiary to terminate such person's employment or service at any time with or without cause.

     23. Withholding Payments: If, upon the grant, exercise, release of restrictions or settlement of or in respect of an Award, or upon any other event or transaction under or relating to the Plan, there shall be payable by the Corporation or a Subsidiary any amount for income or employment tax withholding, in the Committee's Discretion, either the Corporation shall appropriately reduce the amount of stock, cash or other property to be paid to the Participant or the Participant shall pay such amount to the Corporation or Subsidiary to enable it to pay or to reimburse it for paying such income or employment tax withholding. The Committee may, in its Discretion, permit Participants to satisfy such withholding obligations, in whole or in part, by electing to have the amount of Common Stock delivered or deliverable by the Corporation in respect of an Award appropriately reduced, or by electing to tender Common Stock back to the Corporation subsequent to receipt of such stock in respect of an Award. The Corporation or any of its Subsidiaries shall also have the right to withhold the amount of such taxes from any other sums or property due or to become due from the Corporation or any of its Subsidiaries to the Participant upon such terms and conditions as the Committee shall prescribe. The Corporation may also defer issuance of stock under the Plan until payment by the Participant to the Corporation or any of its Subsidiaries of the amount of any such tax. In the case of a Regulation T Stock Option Exercise, the Committee may in its Discretion permit the Participant to irrevocably instruct a stock broker to promptly deliver to the Corporation an amount (in addition to the option exercise price) equal to any withholding tax owing in respect of such option exercise from the proceeds of the stock broker's sale of or loan against some or all of the shares. In the event the Corporation then has in effect a stock repurchase program, in its discretion and subject to such terms and conditions as it may impose, the Committee may permit Participants to satisfy their withholding tax obligations by requesting that the Corporation repurchase (and retain the repurchase price of) that number of shares issuable or issued under the Plan having a then fair market value equal to the amount of withholding tax due. The Committee may make such other arrangements with respect to income or employment tax withholding as it shall determine.

     24. Change in Control: Notwithstanding any other provision of the Plan or any provision of a grant or award agreement, in the event the Committee determines that there has been or will be a change in control of the Corporation or of any Subsidiary, the Committee may, without the consent of the holder, provide for any treatment of outstanding Awards which it determines, in its Discretion, to be appropriate. Such treatment may include, without limitation, acceleration of vesting of stock options and stock appreciation rights, release of restrictions applicable to restricted stock or restricted stock units, or deeming performance share awards to have been earned. In determining whether there has been or will be a change in control of the Corporation or of any Subsidiary, the Committee may utilize a definition it deems appropriate of a change in control, including any such definition contained in any existing agreement between the Corporation or a Subsidiary and one of its senior executives.

     25. Effectiveness of Plan: The Plan shall be effective on the date the Board of Directors of the Corporation adopts the Plan, provided that the shareholders of the Corporation approve the Plan within twelve (12) months of that date. Awards may be granted prior to shareholder approval of the Plan, but each such Award shall be subject to shareholder approval of the Plan. Without limitation, no stock option or stock appreciation right may be exercised and no performance or other shares may be issued prior to shareholder approval, and any restricted stock or restricted stock units awarded are subject to forfeiture if such shareholder approval is not obtained.

     26. Termination, Duration and Amendments of Plan: The Plan may be abandoned or terminated at any time by the Board of Directors of the Corporation. Unless sooner terminated by the Board of Directors, the Plan shall terminate on the date ten (10) years after its adoption by the Board of Directors, and no Awards may be granted thereafter. The termination of the Plan shall not affect the validity of any Award outstanding on the date of termination.

For the purpose of conforming to any changes in applicable law or governmental regulations, or for any other lawful purpose, the Board of Directors of the Corporation shall have the right, without approval of the shareholders of the Corporation, to amend or revise the terms of the Plan at any time; provided, however, that no such amendment or revision shall (i) with respect to the Plan, increase the maximum number of shares in the aggregate which are subject to the Plan or with respect to which Awards may be made to individual Participants (subject, however, to the provisions of Paragraph 5), materially change the class of persons eligible to be Participants under the Plan, establish additional and different business criteria on which performance share goals are based, or materially increase the benefits accruing to Participants under the Plan, without approval or ratification of the shareholders of the Corporation; or (ii) with respect to an Award previously granted under the Plan, except as otherwise specifically provided in the Plan, alter or impair any such Award without the consent of the holder thereof.